EXHIBIT 21

Subsidiaries of the Registrant

     The following is a list of all subsidiaries of First Equity Properties, Inc., the state or other jurisdiction of organization or incorporation and the names under which such subsidiaries do business (indention means direct parent relationship):

Jurisdiction of
Organization or
Name of Entity	Incorporation
First Equity Properties, Inc.*	Nevada
Carmel Realty, Inc.	Texas

*First Equity Properties, Inc. is also the holder of an 99% limited partner interest in Carmel Realty Services, Ltd., a Texas limited partnership.